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                                                                    EXHIBIT 10.3


                              SEVERANCE AGREEMENT


     AGREEMENT between MARINE DRILLING COMPANIES, INC., a Texas corporation (the "Company"), and H. LARRY ADKINS ("Executive"),

                             W I T N E S S E T H :

     WHEREAS, the Company desires to attract and retain certain key employee personnel and, accordingly, the Board of Directors of the Company (the "Board") has approved the Company entering into a severance agreement with Executive in order to encourage his continued service to the Company; and

     WHEREAS, Executive is prepared to commit such services in return for specific arrangements with respect to severance compensation and other benefits;

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Company and Executive agree as follows:

     1.  DEFINITIONS.

         (a) "ANNUAL COMPENSATION" shall mean an amount equal to the greater of:

               (i) Executive's annual base salary at the annual rate in effect at the date of his Involuntary Termination; or

               (ii) Executive's annual base salary at the annual rate in effect immediately prior to a Change-in-Control if Executive's employment shall be subject to a Change-in-Control Involuntary Termination.

         (b) "CHANGE-IN-CONTROL" shall have the meaning ascribed to such term in Section 9(b) of The Marine Drilling 1992 Long-Term Incentive Plan (the "Incentive Plan").

         (c) "CHANGE-IN-CONTROL INVOLUNTARY TERMINATION" shall mean any termination of Executive's employment with the Company which:

               (i) results from a resignation by Executive within 12 months after the date upon which a Change-in-Control occurs if such resignation occurs within 30 days after Executive receives notice from the Company that Executive will be subject to a Material Change in Employment Terms; or

               (ii) results from a termination by the Company within 12 months after the date upon which a Change-in-Control occurs;


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provided, however, the term "CHANGE-IN-CONTROL INVOLUNTARY TERMINATION" shall not include a Termination for Cause or any termination as a result of death, Disability, or Retirement.

         (d) "COMPENSATION COMMITTEE" shall mean the Compensation Committee of the Board.

         (e) "DISABILITY" shall mean that, as a result of Executive's incapacity due to physical or mental illness, he shall have been absent from the full-time performance of his duties for at least 90 consecutive days or for a period of 120 days during any 12-month period and he shall not have returned to full-time performance of his duties within 30 days after written notice of termination is given to Executive by the Company (provided, however, that such notice may not be given prior to 30 days before the expiration of either such period).

         (f) "INVOLUNTARY TERMINATION" shall mean any Non-Change-in-Control Termination or any Change-in-Control Involuntary Termination.

         (g) "MATERIAL CHANGE IN COMPENSATION" shall mean any one or more of the following:

               (i) a reduction in Executive's annual base salary from that provided to him immediately prior to the effective date of this Agreement; or

               (ii) a significant diminution in Executive's eligibility to participate in bonus, stock option, incentive award and other compensation plans under which Executive is participating immediately prior to the effective date of this Agreement.

         (h) "MATERIAL CHANGE IN EMPLOYMENT TERMS" shall mean any one or more of the following:

               (i) a material diminution in the nature or scope of Executive's authorities, powers, functions or duties from those applicable to him immediately prior to the date on which a Change-in-Control occurs;

               (ii) a reduction in Executive's annual base salary from that provided to him immediately prior to the date on which a Change-in-Control occurs;

               (iii) a significant diminution in Executive's eligibility to participate in bonus, stock option, incentive award and other compensation plans under which Executive is participating immediately prior to the date on which a Change-in-Control occurs; or

               (iv) a change in the location of Executive's principal place of employment by the Company by more than 50 miles from the location where he was principally employed immediately prior to the date on which a Change-in-Control occurs.




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         (i)   "NON-CHANGE-IN-CONTROL INVOLUNTARY TERMINATION" shall mean any termination of Executive's employment with the Company which:

               (i) results from a resignation by Executive if but only if such resignation occurs within 30 days after Executive receives notice from the Company that (A) Executive's principal place of employment will be moved by more than 50 miles from the location where he was principally employed immediately prior to the date of such notice or
         (B) Executive will be subject to a Material Change in Compensation; or

               (ii)   results from a termination by the Company;

provided, however, the term "NON-CHANGE-IN-CONTROL INVOLUNTARY TERMINATION" shall not include a Termination for Cause, a Change-in-Control Involuntary Termination or any termination as a result of death, Disability, or Retirement.

         (j) "RETIREMENT" shall mean termination of Executive's employment for any reason on or after the date Executive reaches age sixty-five.

         (k) "SEVERANCE AMOUNT" shall mean an amount equal to Executive's Annual Compensation.

         (l) "SEVERANCE PERIOD" shall mean the period commencing on the date of an Involuntary Termination and continuing for 12 months.

         (m) "TERMINATION FOR CAUSE" shall mean termination of Executive's employment by the Company for any of the following reasons:

               (i) Executive has engaged in gross negligence or willful misconduct in the performance of the duties required of him;

               (ii) Executive has been convicted of a felony or a misdemeanor involving moral turpitude;

               (iii) Executive has willfully refused without proper legal reason to perform the duties and responsibilities required of him;

               (iv) Executive has materially breached any material corporate policy or code of conduct established by the Company; or

               (v) Executive has willfully engaged in conduct that he knows or should know is materially injurious to the Company or any of its affiliates.

     2. SERVICES. Executive agrees that he will render services to the Company (as well as any subsidiary thereof or successor thereto) during the period of his employment to the best of



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his ability and in a prudent and businesslike manner and that he will devote substantially the same time, efforts and dedication to his duties as heretofore devoted.

     3. TERMINATION. Subject to the provisions of Paragraph 5(i) hereof, if Executive's employment by the Company or any subsidiary thereof or successor thereto shall be subject to an Involuntary Termination, then the Company will, as additional compensation for services rendered to the Company (including its subsidiaries), pay to Executive the following amounts (subject to any applicable payroll or other taxes required to be withheld and any employee benefit premiums) and take the following actions:

         (a) Pay Executive a lump sum cash payment in an amount equal to the Severance Amount on or before the tenth day after the last day of Executive's employment with the Company; provided, however, if such Involuntary Termination is a Change-in-Control Involuntary Termination, then such lump sum cash payment shall be in an amount equal to twice the Severance Amount.

         (b) Immediately cause Executive and those of his dependents (including his spouse) who were covered under the Company's medical and dental benefit plans on the day prior to Executive's Involuntary Termination to continue to be covered under such plans throughout the Severance Period, without any cost to Executive; provided, however, that (i) such coverage shall terminate if and to the extent Executive becomes eligible to receive medical and dental coverage from a subsequent employer (and any such eligibility shall be promptly reported to the Company by Executive) and (ii) if Executive (and/or his spouse) would have been entitled to retiree medical and/or dental coverage under the Company's plans had he voluntarily retired on the date of such Involuntary Termination, then such coverages shall be continued as provided under such plans.

         (c) Immediately cause any and all outstanding options to purchase common stock of the Company held by Executive, which options were granted prior to December 31, 1995, to become immediately exercisable in full and to remain exercisable during the period of three months following such termination (or such greater period as the Committee (as such term is defined in the Incentive
Plan) may determine), or by Executive's estate (or the person who acquires such options by will or the laws of descent and distribution or otherwise by reason of the death of Executive) during a period of one year following Executive's death if Executive dies during such three-month period (or such greater period as the Committee may determine), but in no event shall any such option be exercisable after the tenth anniversary of the grant of such option.

     4. PARACHUTE PAYMENT LIMITATION. Notwithstanding anything to the contrary in this Agreement, the amount of any benefits provided by this Agreement shall be reduced or eliminated to the extent necessary so that no payment made under this Agreement will subject Executive to an excise tax, as a result of the Golden Parachute payment provisions contained in Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (ignoring, for purposes of such excise tax calculation, payments under other agreements which will be made after the payment to be made pursuant to this Agreement and which are subject to a provision


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similar to this paragraph).  Notwithstanding the foregoing, if payments which are not made as a result of the preceding sentence ("Cutback Payment"), when combined with payments under other agreements sponsored by the Company which have not been paid as a result of a provision similar to this paragraph ("Prior
Cutback Payments"), would, if paid, result in Executive being in          a
better net after-tax position (taking into account any applicable excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, and any income tax applicable to payments made under this Agreement or under such other agreements) than he would have been had such reduction or elimination not been made pursuant to the preceding sentence and provisions similar to this paragraph in other agreements, then the Cutback Payment shall then be paid notwithstanding the preceding sentence and all Prior Cutback Payments shall also then be paid notwithstanding any provisions similar to this paragraph applicable to such Prior Cutback Payments. Prior to the date any payment is to be made to Executive pursuant to this Agreement (without regard to this paragraph), the Company shall provide Executive with its calculations relevant to this paragraph and such supporting materials as are reasonably necessary for Executive to evaluate the Company's calculations. If Executive objects to the Company's calculations, the Company shall pay Executive such portion of the Cutback Payment and Prior Cutback Payments (in each case, up to 100% thereof) as Executive determines is necessary to comply with the intent of this paragraph.

     5.  GENERAL.

         (a) TERM. The effective date of this Agreement is July 18, 1996, and this Agreement shall have an initial term (the "Initial Term") of two years beginning on such effective date. The term of this Agreement shall be extended automatically for an additional successive one-year period as of the last day of the Initial Term and as of the last day of each such successive one-year period of time thereafter that this Agreement is in effect; provided, however, that if, prior to 90 days before the last day of the Initial Term or any such successive one-year term, the Compensation Committee (excluding any member of the Compensation Committee who is covered by this Agreement or by a similar agreement with the Company) shall give written notice to Executive that no such automatic extension shall occur, then this Agreement shall terminate on the last day of the Initial Term or such successive one-year term, as applicable, during which such notice is given. Notwithstanding anything to the contrary contained in this "sunset provision," it is agreed that if a Change-in-Control occurs while this Agreement is in effect, then this Agreement shall not be subject to termination under this "sunset provision," and shall remain in force for a period of 12 months after such Change-in-Control, and if within said 12 months the contingency factors occur which would entitle Executive to the benefits as provided herein, this Agreement shall remain in effect in accordance with its terms. If, within such 12 months after a Change-in-Control, the contingency factors that would entitle Executive to said benefits do not occur, thereupon this "sunset provision" shall again be applicable with the 90-day time period for Compensation Committee action to thereafter commence 90 days prior to the first anniversary of such Change-in-Control and 90 days prior to each one-year anniversary date thereafter.

         (b) INDEMNIFICATION. If Executive shall obtain any money judgment or otherwise prevail with respect to any litigation brought by Executive or the Company to enforce

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or interpret any provision contained herein, the Company, to the fullest extent permitted by applicable law, hereby indemnifies Executive for his reasonable attorneys' fees and disbursements incurred in such litigation.

         (c) PAYMENT OBLIGATIONS ABSOLUTE. The Company's obligation to pay (or cause one of its subsidiaries to pay) Executive the amounts and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company (including its subsidiaries) may have against him or anyone else. All amounts payable by the Company (including its subsidiaries hereunder) shall be paid without notice or demand. Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and, except as provided in Paragraphs 3(b) hereof, the obtaining of any such other employment shall in no event effect any reduction of the Company's obligations to make (or cause to be made) the payments and arrangements required to be made under this Agreement.

         (d) SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, by merger or otherwise. This Agreement shall also be binding upon and inure to the benefit of Executive and his estate. If Executive shall die prior to full payment of amounts due pursuant to this Agreement, such amounts shall be payable pursuant to the terms of this Agreement to his estate.

         (e) SEVERABILITY. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         (f) NON-ALIENATION. Executive shall not have any right to pledge, hypothecate, anticipate or assign this Agreement or the rights hereunder, except by will or the laws of descent and distribution.

         (g) NOTICES. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of Executive, such notices or communications shall be effectively delivered if hand delivered to Executive at his principal place of employment or if sent by registered or certified mail to Executive at the last address he has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.

         (h) CONTROLLING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.

         (i) RELEASE. As a condition to the receipt of any benefit under Paragraph 3 hereof, Executive shall first execute a release, in the form established by the Company, releasing


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the Company, its shareholders, partners, officers, directors, employees and agents from any and all claims and from any and all causes of action of any kind or character, including but not limited to all claims or causes of action arising out of Executive's employment with the Company or the termination of such employment.

         (j) FULL SETTLEMENT. If Executive is entitled to and receives the benefits provided hereunder, performance of the obligations of the Company hereunder will constitute full settlement of all claims that Executive might otherwise assert against the Company on account of his termination of employment. Executive hereby acknowledges that the Company has heretofore rescinded and terminated the Company's Executive Severance Policy, as amended from time to time, which policy was originally adopted on January 1, 1994, and Executive hereby waives any and all rights Executive may have under such policy.

         (k) UNFUNDED OBLIGATION. The obligation to pay amounts under this Agreement is an unfunded obligation of the Company, and no such obligation shall create a trust or be deemed to be secured by any pledge or encumbrance on any property of the Company (including its subsidiaries).

         (l) NOT A CONTRACT OF EMPLOYMENT. This Agreement shall not be deemed to constitute a contract of employment, nor shall any provision hereof affect (a) the right of the Company (or its subsidiaries) to discharge Executive at will or (b) the terms and conditions of any other agreement between the Company and Executive except as provided herein.

         (m) NUMBER AND GENDER. Wherever appropriate herein, words used in the singular shall include the plural and the plural shall include the singular. The masculine gender where appearing herein shall be deemed to include the feminine gender.


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 18th  day of July, 1996.


                                       "EXECUTIVE"


                                       -------------------------------------
                                       H. LARRY ADKINS


                                       "COMPANY"

                                       MARINE DRILLING COMPANIES, INC.


                                       BY:
                                          ---------------------------------
                                       NAME:  JAN RASK
                                       TITLE: CHIEF EXECUTIVE OFFICER






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